Exhibit 4.1.b

DOMINION GAS HOLDINGS, LLC,

as Issuer,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee.

Ninth Supplemental Indenture

Dated as of June 1, 2016

€250,000,000

2016 Series B 1.45% Senior Notes

due 2026

TABLE OF CONTENTS1

[1]	This Table of Contents does not constitute part of the Indenture or have any bearing upon the interpretation of any of its terms and provisions.

-i-

THIS NINTH SUPPLEMENTAL INDENTURE is made as of the 1st day of June, 2016, by and between DOMINION GAS HOLDINGS, LLC, a Virginia limited liability company, having its principal office at 120 Tredegar Street, Richmond, Virginia 23219 (the “Company” or “Issuer”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Trustee, having a corporate trust office at 60 Wall Street, 16th Floor, New York, New York 10005 (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore entered into an Indenture dated as of October 1, 2013, among the Company and the Trustee (as amended, restated or otherwise modified, the “Base Indenture”) with respect to senior debt securities;

WHEREAS, the Base Indenture is incorporated herein by this reference and the Base Indenture, as heretofore supplemented, as further supplemented by this Ninth Supplemental Indenture, and as may be hereafter supplemented or amended from time to time, is herein called the “Indenture”;

WHEREAS, under the Base Indenture, a new series of Securities may at any time be established in accordance with the provisions of the Base Indenture and the terms of such series may be described by a supplemental indenture executed by the Company and the Trustee;

WHEREAS, the Company proposes to create under the Indenture a new series of Securities;

WHEREAS, additional Securities of other series hereafter established, except as may be limited in the Base Indenture as at the time supplemented, amended and modified, may be issued from time to time pursuant to the Indenture as at the time supplemented, amended and modified; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Ninth Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

2016 SERIES B 1.45% SENIOR NOTES DUE 2026

Section 101. Establishment. There is hereby established a new series of Securities to be issued under the Indenture, to be designated as the Company’s 2016 Series B 1.45% Senior Notes due 2026 (the “Series B Senior Notes”).

There are to be authenticated and delivered €250,000,000 principal amount of Series B Senior Notes, and such principal amount of the Series B Senior Notes may be increased from time to time pursuant to the penultimate paragraph of Section 301 of the Base Indenture. All

Series B Senior Notes need not be issued at the same time and such series may be reopened at any time, without the consent of any Holder, for issuances of additional Series B Senior Notes. Any such additional Series B Senior Notes will have the same interest rate, maturity and other terms as those initially issued. Further Series B Senior Notes may also be authenticated and delivered as provided by Sections 304, 305, 306, 905 or 1107 of the Base Indenture, and shall be consolidated with and part of the same series of Series B Senior Notes initially issued under this Ninth Supplemental Indenture.

The Series B Senior Notes shall be issued as Registered Securities in global form without coupons, in substantially the form set out in Exhibit A hereto. The entire initially issued principal amount of the Series B Senior Notes shall initially be evidenced by one or more certificates which shall be deposited with, or on behalf of, Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”) and registered in the name of the Common Depositary or its nominee for, and in respect of interests held through, Clearstream and Euroclear.

Each Series B Senior Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for.

Section 102. Definitions. The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Base Indenture. Unless the context otherwise requires, any reference to a “Section” refers to a Section of this Ninth Supplemental Indenture.

“Actual/Actual (ICMA)” has the meaning ascribed to it in Section 103.

“Additional Amounts” has the meaning ascribed to in Section 108.

“Bund Business Day” means each day that is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York, Germany, Ireland or at the Place of Payment for the Series B Senior Notes.

“Bund Rate” means, with respect to any Redemption Date, the rate per annum equal to the equivalent yield to maturity as of such Redemption Date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such Redemption Date.

“Business Day” means any day except (i) a Saturday or a Sunday, (ii) a day on which banking institutions in the place of payment for the Series B Senior Notes are authorized or required by law, regulation or executive order to close, (iii) a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is closed, or (iv) a day on which the Corporate Trust Office of the Trustee is closed.

“Clearstream” has the meaning ascribed to it in Section 101.

“Code” has the meaning ascribed to it in Section 108(i)(d).

“Common Depositary” means a depositary common to Clearstream and Euroclear, being initially Deutsche Bank AG, London Branch, until a successor Common Depositary, if any, shall have become such pursuant to this Indenture, and thereafter Common Depositary shall mean or include each Person who is then a Common Depositary hereunder.

“Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from any Redemption Date to the Stated Maturity, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Series B Senior Notes and of a maturity most nearly equal to the Stated Maturity; provided, however, that, if the period from such Redemption Date to the Stated Maturity is less than one (1) year, a fixed maturity of one (1) year shall be used.

“Comparable German Bund Price” means, for any Redemption Date, (i) the average of the Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two (2) such quotations), after excluding the highest and lowest Reference German Bund Dealer Quotations, or (ii) if the Company obtains fewer than four (4) such Reference German Bund Dealer Quotations, the average of all such quotations.

“euro” has the meaning ascribed to it in Section 103.

“Euroclear” has the meaning ascribed to it in Section 101.

“Interest Payment Date” means June 30 of each year, commencing on June 30, 2017, and the final Interest Payment Date shall be June 30, 2026.

“Original Issue Date” means June 22, 2016.

“Outstanding,” when used with respect to the Series B Senior Notes, means, as of the date of determination, all Series B Senior Notes theretofore authenticated and delivered under the Indenture, except:

(i) Series B Senior Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

(ii) Series B Senior Notes for whose payment at the Maturity thereof money in the necessary amount has been theretofore deposited (other than pursuant to Section 402 of the Base Indenture) with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Series B Senior Notes, provided that, if such Series B Senior Notes are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made;

(iii) Series B Senior Notes with respect to which the Company has effected defeasance or covenant defeasance pursuant to Section 402 of the Base Indenture, except to the extent provided in Section 402 of the Base Indenture; and

(iv) Series B Senior Notes that have been paid pursuant to Section 306 of the Base Indenture or in exchange for or in lieu of which other Series B Senior Notes have been authenticated and delivered pursuant to the Indenture, other than any such Series B Senior Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Series B Senior Notes are held by a bona fide purchaser in whose hands such Series B Senior Notes are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Series B Senior Notes have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture or are present at a meeting of Holders of Series B Senior Notes for quorum purposes, the principal amount of the Series B Senior Notes shall be the Dollar equivalent, determined on the Original Issue Date, of the principal amount of such Series B Senior Notes, and any Series B Senior Notes owned by the Company or any other obligor upon the Series B Senior Notes or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making any such determination or relying upon any such request, demand, authorization, direction, notice, consent or waiver, only those Series B Senior Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded. Series B Senior Notes so owned which shall have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee (a) the pledgee’s right so to act with respect to such Series B Senior Notes and (b) that the pledgee is not the Company or any other obligor upon the Series B Senior Notes or an Affiliate of the Company or such other obligor.

“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Company in good faith.

“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any Redemption Date, the average as determined by the Company of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference German Bund Dealer at 3:30 p.m., Frankfurt, Germany time, on the third Bund Business Day preceding such Redemption Date.

“Regular Record Date” means, with respect to each Interest Payment Date, the close of business on the Business Day preceding such Interest Payment Date; provided, that with respect to Series B Senior Notes that are not represented by one or more Global Securities, the Regular Record Date shall be the close of business on the fifteenth (15th) calendar day (whether or not a Business Day) preceding such Interest Payment Date.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal of and interest on the Series B Senior Notes (excluding accrued but unpaid interest) to the Stated Maturity that would be due after the related Redemption Date but for such redemption; provided, however, that, if any Redemption Date is not an Interest Payment Date with respect to the Series B Senior Notes, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Senior Notes” has the meaning ascribed to it in Section 101.

“Stated Maturity” means June 30, 2026.

“Tax Event” means the receipt by the Company of an opinion of independent counsel selected by the Company to the effect that, as a result of any change in, or amendment to, applicable laws (or any regulations or rulings promulgated under applicable laws), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is formally announced or becomes effective on or after June 20, 2016, the Company becomes or will become obligated to pay Additional Amounts as described in Section 108 with respect to the Series B Senior Notes.

“Taxes” has the meaning ascribed to it in Section 108.

“U.S.” has the meaning ascribed to it in Section 108.

“U.S. person” has the meaning ascribed to it in Section 108.

The terms “Company,” “Issuer,” “Trustee,” “Base Indenture,” and “Indenture” shall have the respective meanings set forth in the recitals to this Ninth Supplemental Indenture and the paragraph preceding such recitals.

Section 103. Payment of Principal and Interest. The principal of the Series B Senior Notes shall be due at the Stated Maturity (unless earlier redeemed). The unpaid principal amount of the Series B Senior Notes shall bear interest at the rate of 1.45% per annum until paid or duly provided for, such interest to accrue from the Original Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for. Interest shall be paid annually in arrears on each Interest Payment Date to the Person in whose name the Series B Senior Notes are registered on the Regular Record Date for such Interest Payment Date; provided that interest payable at the Stated Maturity of principal or on a Redemption Date as provided herein will be paid to the Person to whom principal is payable. Any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the Holders on such Regular Record Date and may either be paid to the Person or Persons in whose name the Series B Senior Notes are registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee (in accordance with Section 307 of the Base Indenture), notice whereof shall be given to Holders of the Series B Senior Notes not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Series B Senior Notes may be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Base Indenture.

Payments of interest on the Series B Senior Notes will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Series B Senior Notes shall be computed and paid on the basis of the actual number of days from and including the last Interest Payment Date (or June 22, 2016 if no interest has been paid on the Series B Senior Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as “Actual/Actual (ICMA)”, as defined in the rulebook of the International Capital Market Association. In the event that any Interest Payment Date is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or payment in respect of any such delay), in each case with the same force and effect as if made on the date the payment was originally payable.

Payment of the principal and interest on the Series B Senior Notes shall be made at the office of an Affiliate of the Trustee in London, United Kingdom, as designated in writing from time to time by the Trustee, in the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union (the “euro” or “€”),with any such payment that is due at the Stated Maturity of any Series B Senior Notes, upon redemption or repurchase being made upon surrender of such Series B Senior Notes to the Paying Agent; provided that payments of interest (including interest on any Interest Payment Date) will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer at such place and to such account at a banking institution as may be designated in writing to the Company and the Trustee at least sixteen (16) days prior to the date for payment by the Person entitled thereto. In the event that any date on which principal and interest is payable on the Series B Senior Notes is not a Business Day, then payment of the principal and interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or payment in respect of any such delay), in each case with the same force and effect as if made on the date the payment was originally payable.

Section 104. Denominations. The Series B Senior Notes may be issued in denominations of €100,000, or any greater integral multiple of €1,000.

Section 105 .Global Securities. The Series B Senior Notes will be initially issued in the form of one or more Global Securities registered in the name of the Common Depositary or its nominee. Except under the limited circumstances described below, Series B Senior Notes represented by such Global Securities will not be exchangeable for, and will not otherwise be issuable as, Series B Senior Notes in definitive form registered in names other than the Common Depositary or its nominee. The Global Securities described above may not be transferred except by the Common Depositary to a nominee of the Common Depositary or by a nominee of the Common Depositary to the Common Depositary or another nominee of the Common Depositary or to a successor Common Depositary or its nominee.

Owners of beneficial interests in such a Global Security will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing a Series B Senior Note shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Common Depositary or its nominee or to a successor Common Depositary or its nominee or except as described below. The rights of Holders of such Global Security shall be exercised only through the Common Depositary.

A Global Security shall be exchangeable for Series B Senior Notes registered in the names of persons other than the Common Depositary or its nominee only if (i) Clearstream, Euroclear or any successor thereto notifies the Company that it is no longer willing or able to act as a clearing system for the Global Securities, or (ii) the Company determines, in its sole discretion, not to have the Series B Senior Notes represented by a Global Security. Certificated Notes issued in exchange for Global Securities, any beneficial interest therein or any portion thereof shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Common Depositary (in accordance with its customary procedures).

Section 106. Optional Redemption. The Series B Senior Notes are redeemable, in whole or in part, at any time and from time to time at the option of the Company, upon not less than thirty (30) nor more than sixty (60) days’ notice, at a Redemption Price equal to the greater of:

(i) 100% of the aggregate principal amount of Series B Senior Notes then Outstanding to be so redeemed, or

(ii) the sum of the present values of the Remaining Scheduled Payments on the Series B Senior Notes then Outstanding to be so redeemed, discounted to the Redemption Date on an annual basis (using Actual/Actual (ICMA)) at the Bund Rate plus 25 basis points, as calculated by the Company, plus, in either of the above cases, accrued and unpaid interest thereon to, but excluding, the Redemption Date; provided, however, that Holders of such Series B Senior Notes to be redeemed on the relevant record date shall be entitled to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date.

The Bund Rate shall be calculated on the third (3rd) Bund Business Day preceding the Redemption Date.

Unless the Company defaults in the payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Series B Senior Notes or portions thereof called for redemption.

In the event of the redemption of the Series B Senior Notes in part only, a new Series B Senior Note or Notes for the unredeemed portion will be issued in the name or names of the Holders thereof upon surrender thereof.

In the case of a partial redemption, no such partial redemption shall reduce the portion of the principal amount of a Series B Senior Note not redeemed to less than €100,000.

If the Company effects an optional redemption of the Series B Senior Notes and at the time of such redemption the Series B Senior Notes (i) are listed on the Official List of the Irish Stock Exchange and are admitted for trading on the Main Securities Market, and (ii) the rules of the Irish Stock Exchange so require, the Company will inform the Irish Stock Exchange of such optional redemption by filing a notice of redemption in the Companies’ Announcement Office of the Irish Stock Exchange, including a confirmation of the aggregate principal amount of the Series B Senior Notes that remain after such redemption (if such optional redemption is for a part of the Series B Senior Notes).

The Company shall notify the Trustee of the Redemption Price in writing promptly after the calculation thereof and the Trustee shall have no responsibility for such calculation. Notices of redemption shall be mailed by first-class mail to each Holder of Series B Senior Notes to be redeemed at its registered address, or delivered electronically to the e-mail address, if any, provided to the Security Registrar by the Holder for such purpose.

Section 107. Tax Redemption. The Company shall have the option to redeem the Series B Senior Notes at any time, in whole but not in part, at a Redemption Price equal to 100% of the aggregate principal amount of the Series B Senior Notes then Outstanding, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date, upon the occurrence of a Tax Event; provided the Company delivers notice to the Trustee no later than ten (10) Business Days prior to the date fixed for redemption specifying the date fixed for such redemption.

Section 108. Additional Amounts. All payments of principal and interest on the Series B Senior Notes by the Company will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed by the United States or any political subdivision or taxing authority thereof or therein having power to tax (collectively, “Taxes”), unless the withholding or deduction of such Taxes is required by law.

If any deduction or withholding for, or on account of, any Taxes will at any time be required to be made from any payments made by the Company under or with respect to the Series B Senior Notes to a Holder who is not a U.S. person (as defined below), then the Company will pay to such Holder of Series B Senior Notes such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by such Holder (including the Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, that the foregoing obligation shall not apply:

(i) to the extent any Taxes are imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Series B Senior Note, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder) being considered as:

(a)	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Series B Senior Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(c)	being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;

(d)	being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(e)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provision;

(ii) to any Holder that is not the sole beneficial owner of the Series B Senior Notes, or a portion of the Series B Senior Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(iii) to the extent any Taxes that would not have been imposed but for the failure of the Holder or any other person to timely comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Series B Senior Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such Taxes;

(iv) to any Taxes that are imposed other than by withholding by the Company or a Paying Agent;

(v) to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property Taxes or similar Taxes, or to any Taxes imposed on the transfer of Series B Senior Notes;

(vi) to any Taxes imposed under sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

(vii) to any Taxes required to be withheld by any Paying Agent, if such payment can be made without such withholding by at least one other Paying Agent;

(viii) to the extent any Taxes would not have been imposed but for the presentation by the Holder of any Series B Senior Note, where presentation is required, for payment on a date more than thirty (30) days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; or

(ix) in the case of any combination of the foregoing.

Except as specifically provided under this Section 108, the Company will not be required to make any payment for any Taxes imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used in this Section 108, the term “U.S.” means the United States of America, the states of the United States and the District of Columbia, and the term “U.S. person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Section 109. Sinking Fund; Conversion. The Series B Senior Notes shall not have a sinking fund. The Series B Senior Notes are not convertible into or exchangeable for Equity Securities or any other securities.

Section 110. Additional Interest on Overdue Amounts. Any principal of and installment of interest on the Series B Senior Notes that is overdue shall bear interest at the rate of 1.45% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand.

Section 111. Paying Agent; Place of Payment; Security Registrar and Transfer Agent. The Trustee shall initially serve as Paying Agent with respect to the Series B Senior Notes, but the Company or any of its subsidiaries may act as Paying Agent in respect of the Series B Senior Notes. The Place of Payment for the Series B Senior Notes issued hereunder shall be the office of an Affiliate of the Trustee in London, United Kingdom, as designated in writing from time to time by the Trustee. In addition, the Company undertakes that, to the extent reasonably practicable and permitted by law, the Company will, for as long as Series B Senior Notes issued hereunder remain Outstanding, use its commercially reasonable efforts to maintain a Place of Payment in a Member State of the European Union (if any) that will not be obliged to withhold or deduct tax pursuant to U.S. law in the event definitive registered Series B Senior Notes are issued.

The Company may change the Paying Agent, Place of Payment, the Security Registrar or the Transfer Agent without prior notice to the Holders of the Series B Senior Notes. For so long as the Series B Senior Notes are listed on the Official List of the Irish Stock Exchange and admitted for trading on the Main Securities Market, however, the Company will file a notice of any change of Paying Agent, Place of Payment, Security Registrar or Transfer Agent in the Companies Announcement Office of the Irish Stock Exchange.

Section 112. Notices. So long as any Series B Senior Notes are listed on the Irish Stock Exchange and to the extent required by the Irish Stock Exchange, in addition to providing notice to Holders as set forth in Section 106 of the Base Indenture, the Company will also file notices with the Companies Announcements Office of the Irish Stock Exchange.

Section 113. Jurisdiction; Venue and Service of Process. The Company hereby submits to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any such court, in any action or proceeding arising out of or relating to this Ninth Supplemental Indenture, and hereby irrevocably waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Company irrevocably consents to the service of process out of any competent court in any action or proceeding brought in connection with this Ninth Supplemental Indenture by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address noted in the recitals of this Ninth Supplemental Indenture, such service to become effective thirty (30) days after such mailing.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 201. Ratification and Incorporation of Base Indenture. As supplemented hereby, the Base Indenture is in all respects ratified and confirmed by the Company, and the Base Indenture and this Ninth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 202. Executed in Counterparts. This Ninth Supplemental Indenture may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Ninth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Ninth Supplemental Indenture as to the parties hereto and may be used in lieu of the original manually executed Ninth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 203. Assignment. The Company shall have the right at all times to assign any of its rights or obligations under the Indenture with respect to the Series B Senior Notes to a direct or indirect wholly owned subsidiary of the Company; provided that, in the event of any such assignment, the Company shall remain primarily liable for the performance of all such obligations. The Indenture may also be assigned by the Company in connection with a transaction described in Article VIII of the Base Indenture.

Section 204. Trustee’s Disclaimer. All of the provisions contained in the Base Indenture in respect of the rights, powers, privileges, protections, duties and immunities of the Trustee, including without limitation its right to be indemnified, shall be applicable in respect of the Series B Senior Notes and of this Ninth Supplemental Indenture as fully and with like effect as if set forth herein in full. The Trustee accepts the amendments of the Indenture effected by this Ninth Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Ninth Supplemental Indenture or any of the terms or provision hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company, or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officer, all as of the day and year first above written.

DOMINION GAS HOLDINGS, LLC

By:	/s/ James R. Chapman
Name:	James R. Chapman
Title:	Senior Vice President – Mergers &
Acquisitions and Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Carol Ng
Name:	Carol Ng
Title:	Vice President

By:	/s/ Randy Kahn
Name:	Randy Kahn
Title:	Vice President

EXHIBIT A

FORM OF

2016 SERIES B 1.45% SENIOR NOTE

DUE 2026

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DEUTSCHE BANK AG, LONDON BRANCH AS COMMON DEPOSITARY FOR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME, LUXEMBOURG, AND EUROCLEAR BANK S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (THE “COMMON DEPOSITARY”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF BT GLOBENET NOMINEES LIMITED OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY AND ANY PAYMENT IS MADE TO BT GLOBENET NOMINEES LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, BT GLOBENET NOMINEES LIMITED, HAS AN INTEREST HEREIN.]**

[THIS SERIES B SENIOR NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF BT GLOBENET NOMINEES LIMITED. THIS SERIES B SENIOR NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SERIES B SENIOR NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH COMMON DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SERIES B SENIOR NOTE AUTHENTICATED AND DELIVERED UPON REGISTRATION OF, TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SERIES B SENIOR NOTE SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.]**

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS

**	Insert in Global Securities.

PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE WHICH IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THE SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S, ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH THE U.S. SECURITIES ACT, OR (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS; AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES THAT IT SHALL NOT TRANSFER THE SECURITIES IN AN AMOUNT LESS THAN €100,000.

DOMINION GAS HOLDINGS, LLC

€[                ]

2016 SERIES B 1.45% SENIOR NOTE

DUE 2026

No. R-	ISIN No. XS1435300519

Euroclear and Clearstream Common Code No. 143530051

Dominion Gas Holdings, LLC, a limited liability company duly organized and existing under the laws of Virginia (herein called the “Company” or the “Issuer,” which terms include any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to BT Globenet Nominees Limited**, or registered assigns (the “Holder”), the principal sum of [            ] euros (€[            ]) on June 30, 2026 and to pay interest thereon from June 22, 2016 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, annually in arrears on June 30 of each year, commencing on June 30, 2017, with the final Interest Payment Date being June 30, 2026, at the rate of 1.45% per annum, until the principal hereof is paid or made available for payment, provided that any principal, and any such installment of interest, that is overdue shall bear interest at the rate of 1.45% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Series B Senior Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest; provided that the interest payable at Stated Maturity or on a Redemption Date will be paid to the Person to whom principal is payable. The Regular Record Date shall be the close of business on the Business Day preceding such Interest Payment Date; provided, that with respect to Series B Senior Notes that are not represented by one or more Global Securities, the Regular Record Date shall be the close of business on the fifteenth (15th) calendar day (whether or not a Business Day) preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Series B Senior Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Series B Senior Notes not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Series B Senior Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payments of interest on the Series B Senior Notes will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Series B Senior Notes shall be computed and paid on the basis of the actual number of days from and including the last Interest Payment Date (or June 22, 2016 if no interest has been paid on the Series B Senior Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as “Actual/Actual (ICMA)”, as defined in the rulebook of the International Capital

Market Association. In the event that any date on which interest is payable on the Series B Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or payment in respect of any such delay), in each case with the same force and effect as if made on the date the payment was originally payable.

Payment of the principal of and interest on this Series B Senior Note will be made at the office of an Affiliate of the Trustee in London, United Kingdom, as designated in writing from time to time by the Trustee, in the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union (the “euro” or “€”), with any such payment that is due at the Stated Maturity of any Series B Senior Note, upon redemption or repurchase being made upon surrender of such Series B Senior Note to such office or agency; provided, however, that at the option of the Company payment of interest, subject to such surrender where applicable, may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer at such place and to such account at a banking institution as may be designated in writing to the Trustee at least sixteen (16) days prior to the date for payment by the Person entitled thereto. In the event that any date on which principal and interest is payable on the Series B Senior Notes is not a Business Day, then payment of the principal and interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or payment in respect of any such delay), in each case with the same force and effect as if made on the date the payment was originally payable.

Reference is hereby made to the further provisions of this Series B Senior Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Series B Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:	DOMINION GAS HOLDINGS, LLC

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Signatory

Dated:

[REVERSE OF 2016 SERIES B 1.45% SENIOR NOTE]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture dated as of October 1, 2013 (the “Base Indenture”), among the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as heretofore supplemented and as further supplemented by a Ninth Supplemental Indenture dated as of June 1, 2016 (the “Ninth Supplemental Indenture” and together with the Base Indenture, as it may be hereafter supplemented or amended from time to time, the “Indenture,” which term shall have the meaning assigned to it in such instrument), by and between the Company and the Trustee, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof (the “Series B Senior Notes”) which is unlimited in aggregate principal amount.

The Series B Senior Notes are redeemable, in whole or in part, at any time and from time to time in the manner and with the effect provided in the Indenture.

If an Event of Default with respect to Series B Senior Notes shall occur and be continuing, the principal of the Series B Senior Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee for the series of Securities affected, with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Series B Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Series B Senior Note and of any Series B Senior Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Series B Senior Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Series B Senior Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Series B Senior Notes, the Holders of not less than a majority in principal amount of the Series B Senior Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity or security reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Series B Senior Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Series B Senior Note for the enforcement of any payment of principal hereof or premium, if any, or interest hereon on or after the respective due dates expressed or provided for herein.

No reference herein to the Indenture and no provision of this Series B Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Series B Senior Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Series B Senior Note is registrable in the Security Register, upon surrender of this Series B Senior Note for registration of transfer at the office or agency of the Company in any place where the principal of, premium, if any, and interest on this Series B Senior Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Series B Senior Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Series B Senior Notes are issuable only in registered form without coupons in denominations of €100,000 or any greater integral multiple of €1,000. As provided in the Indenture and subject to certain limitations therein set forth, Series B Senior Notes are exchangeable for a like aggregate principal amount of Series B Senior Notes having the same Stated Maturity and of like tenor of any authorized denominations as requested by the Holder upon surrender of the Series B Senior Note or Series B Senior Notes to be exchanged at the office or agency of the Company.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Series B Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Series B Senior Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Series B Senior Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common

TEN ENT -	as tenants by the entireties

JT TEN -	as joint tenants with rights of survivorship and not as tenants in common

UNIF GIFT MIN ACT -	Custodian for
(Cust)

(Minor)

Under Uniform Gifts to Minors Act of

(State)

Additional abbreviations may also be used though not on the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

.

(please insert Social Security or other identifying number of assignee).

.
.
.

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Series B Senior Note and all rights thereunder, hereby irrevocably constituting and appointing

.
.
.

.
.
.

agent to transfer said Series B Senior Note on the books of the Company, with full power of substitution in the premises.

Dated:                                        ,

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.